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                                                                     EXHIBIT 2.2

                AMENDMENT TO REORGANIZATION PLAN AND AGREEMENT
                ----------------------------------------------

     WHEREAS: The parties hereto have entered into a PLAN AND AGREEMENT dated as of December 31, 2000 by and among Innovation International, Inc., a Delaware corporation ("INNO"), Hosp-Italia Industries, Inc., a Nevada corporation organized by INNO ("USIT"), Hospitalia S.r.l, a corporation limited by quotas organized under the Italian Civil Code 2,472 through 2,500 ("ITALIA") and Andrea Cesaretti, the Majority shareholder of ITALIA ("CESARETTI" or "the OWNERS"); and

     WHEREAS: the closing of the transactions contemplated by that agreement was held on March 23, 2001, at which time Italia owned directly and indirectly interests in Days Master equal to 32.5% of that company, which had become the principal operating asset of the parties; and

  WHEREAS: ITALIA has acquired the remaining 67.5% of Days Master from the owners thereof increasing its interest in Days Master to 100% and the representations and agreements respectively set forth in Article 4 and Articles 1 and 2 of said agreement have changed; and

  WHEREAS: the parties executing this amendment have agreed that the said articles shall be and hereby are amended to reflect the changes described below:

  4.  REPRESENTATIONS OF ITALIA AND THE OWNERS. ITALIA and the OWNERS identified
  --  ----------------------------------------
      herein jointly and severally represent and warrant to INNO and USIT as follows:

  (a)  Organization.  ITALIA is duly organized and validly exists as a business
       ------------
  corporation under the laws of Italy as described herein. ITALIA's properties shall include a 54.5 % interest in the Italian company known as ABC Alliance S.r.l ("ABC") in which ITALIA and/or CESARETTI have the power of control. As of the date hereof ITALIA has a 100% interest in the Italian company known as Days Master Italia S.p.a. ("Days Master"). As of the date hereof, Days Master holds the exclusive rights to operate hotels in Italy, Vatican City and the Republic of San Marino under the Days Inn trademarks. Days Master's principal asset is the license agreement with Cendant Global Services, B.V. for this franchise. ITALIA and ABC and Days Master have the legal power and authority to own, operate and
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  lease their respective properties and assets and to carry on their businesses as now conducted or in accordance with their business plans, and they are duly qualified to do business wherever the nature and location of their businesses and assets requires such qualification.

  1. ACQUISITION OF ITALIA BY USIT and DISTRIBUTION TO INNO SHAREHOLDERS.  USIT
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  shall issue and deliver to the OWNERS the consideration described in Article 2 below in exchange for 98% of the stock in ITALIA owned by them; whereupon ITALIA shall then have become a 98% subsidiary of USIT.

  Upon the effectiveness of a registration statement on Form SB-2 filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, USIT, in consideration of INNO's surrendering all its interest in USIT, USIT shall distribute to the shareholders of INNO 2,483,728 shares of USIT $0.001 par value Common Stock and Warrants to purchase up to an additional 2,483,728 shares of USIT $0.001 par value Common Stock. Distribution of Shares and Warrants will be to INNO shareholders on a pro rata basis to their existing ownership of INNO Common Stock. The distribution to INNO shareholders shall not be delayed or postponed except to accommodate the preparation and filing of the registration statement described above and the period required for it to become effective. Nothing contained in this Agreement or elsewhere shall diminish the obligations of INNO and USIT to complete the distribution of Shares and Warrants as herein provided.

  2.   CONSIDERATION.  In consideration of the acquisition of ITALIA at a time
  --  --------------
      when it held 32.5% of Days Master, USIT has already issued and delivered an aggregate of nine million (9,000,000) shares of its common stock to CESARETTI and/or members of his family. In consideration of the increased value of ITALIA to USIT represented by the increase in ITALIA's ownership of Days Master, USIT shall issue and deliver an additional thirteen million three hundred fifty three thousand five hundred forty eight (13,353,548) shares of its common stock to the OWNERS from whom ITALIA has acquired 67.5% of the stock of Days Master. The names and number of shares to be issued are reflected in Schedule A hereto.
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     IN WITNESS WHEREOF, the parties have executed this Amended Agreement on this 31st day of July 2001.

                                               INNOVATION INTERNATIONAL, INC.
Attest:

/s/ Lee B. Wright                                 /S/ Frank G.Wright
-----------------                                 ------------------
     Secretary                                        Frank G. Wright, President


                                                  HOSP - ITALIA INDUSTRIES, INC.
Attest:
/S/ Lee B. Wright                                     /S/ Frank G. Wright

______________________                            ___________________________
     Asst. Secretary                                  Frank G. Wright, Vice
                                                      President


ANDREA CESARETTI

/S/ Andrea Cesaretti

______________________                            Witness:___________________


HOSPITALIA s.r.I

/S/ Graziella Bortolazzi, Sole Director
__________________________________________



Attest:

_________________________
     Secretary
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THE OWNERS.


By their agent and representative:



/S/ Andrea Cesaretti